UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 18, 2008

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street
Box 130
Atchison, Kansas 66002
 (Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 18, 2008, the Company entered into a Separation Agreement and Release of Claims, dated as of November 4, 2008, with Brian Cahill, who was involuntarily terminated on November 4 as a result of an internal  restructuring.   Pursuant to the Separation Agreement, Mr.Cahill has released the Company from all claims arising out of his employment and termination of employment and agreed to a one year non-competition period which restricts his ability to approach customers of the Company.  In return, the Company has agreed to the following.  Under the Separation Agreement, it will (i) pay Mr. Cahill $3,965 a week through January 2 , 2009 and  one payment of $206,200 in January 2009.  It also will pay or reimburse him for 85% of his family premium for COBRA health care coverage through December 27, 2009 and   provide $15,000 for an outplacement program.  He also is being permitted to receive a prorata portion of outstanding restricted share awards. Pursuant to this provision, he will receive 14,500 shares of stock.   Mr. Cahill also will be entitled to vested benefits under the Company’s ESOP and 401k plans, to exercise options to the extent permitted under the company’s option plan and to continue his long term care policy at his cost.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits

10.1	Separation Agreement and Release of Claims between Brian Cahill and MGP Ingredients, Inc. dated as of November 4, 2008.

10.2
Agreement with Brian Cahill as to Award of Restricted Shares Granted Under the Stock Incentive Plan of 2004 with respect to Fiscal 2008 (Similar agreements have been made with the following named executive officers as to the number of shares indicated following their respective names Timothy W. Newkirk – 17,695; Robert Zonneveld – 10,772; Randy M. Schrick - 13,530; and Donald Coffey – 10,834.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                MGP INGREDIENTS, INC.

Date:   November 21, 2008                                                                By:  /s/ Timothy W. Newkirk
    President and Chief Executive Officer